UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12
iPASS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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3800 Bridge Parkway Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of iPass Inc., a Delaware corporation. The meeting will be held on Thursday, June 7, 2007, at 9:00 a.m. local time at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, CA 94065 for the following purposes:

1. To elect three directors to hold office until the 2010 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2007.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 27, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Senior Vice President,
General Counsel and Secretary

Redwood Shores, California
April 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

3800 Bridge Parkway Redwood Shores, California 94065

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
June 7, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of iPass Inc. is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 14, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 27, 2007 will be entitled to vote at the annual meeting. On this record date, there were 63,011,011 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 27, 2007, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 27, 2007, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors to hold office until the 2010 Annual Meeting of Stockholders.

•	Ratification of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2007.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on June 6, 2007 to be counted.

•	To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on June 6, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from iPass. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 27, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director and “For” the ratification of KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will have the authority to vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 9, 2008, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between February 7, 2008 and March 9, 2008. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For Proposal No. 1, the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2007 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 63,011,011 outstanding and entitled to vote. Thus 31,505,506 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

Proposal 1

Election of Directors

iPass’ Board of Directors is divided into three classes. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors currently has nine members. There are three directors in the class whose term of office expires in 2007. Each of the nominees listed below, except for Michael J. McConnell, is currently a director of iPass who was previously elected by the stockholders. Mr. McConnell’s election as a director was recommended by a securityholder, as described below, and our Corporate Governance and Nominating Committee recommended his nomination to our Board of Directors.

On February 20, 2007, iPass and Shamrock Activist Value Fund, L.P. (together with its affiliates, “Shamrock”), entered into a Letter Agreement (the “Letter Agreement”) pursuant to which Mr. McConnell, a vice president at Shamrock, and Peter C. Clapman, a recently retired senior vice president and chief counsel for TIAA-CREF (Teachers Insurance and Annuity Association of America and College Retirement and Equities Fund), were elected to the Board of Directors on February 21, 2007. Mr. McConnell was also appointed to the Audit Committee and to the Compensation Committee of the Board of Directors, and Mr. Clapman was also appointed to the Corporate Governance and Nominating Committee of the Board of Directors. iPass and Shamrock have agreed that for so long as Shamrock shall own at least 3.5% of iPass’ outstanding common stock, Shamrock shall be entitled to have one representative designated by it nominated to the Board of Directors, and for so long as Shamrock shall own at least 10% of iPass’ outstanding common stock, Shamrock shall be entitled to have two representatives designated by it nominated to iPass’ Board of Directors. During the time in which one or more Shamrock representatives are serving on the iPass Board of Directors: (a) Shamrock will vote all of the shares it owns in support of each slate of directors nominated by the Board of Directors (and will not support or participate in any “withhold the vote” or similar campaign, or support any other nominees other than the slate of directors nominated by the iPass Board of Directors); (b) Shamrock will not propose (other than to the iPass Corporate Governance and Nominating Committee of the Board of Directors) any candidates for election as directors of iPass; and (c) Shamrock will not (i) publicly propose any proxy resolutions or nominees for director for approval by iPass stockholders, or (ii) support any proxy resolutions or conduct any proxy solicitations or seek to advise or influence in any manner any person with respect to the voting of any iPass voting securities against the recommendation of the iPass Board of Directors.

If elected at the annual meeting, each of these nominees would serve until the 2010 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors to attend the annual meeting, and for those purposes to permit attendance by telephone. Five of iPass’ directors attended the 2006 Annual Meeting of Stockholders.

Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders

The following is a brief biography of each nominee for director.

Michael J. McConnell, age 41, has served as a member of our Board of Directors since February 2007. Mr. McConnell has served as managing director of Shamrock Capital Advisors, a manager of alternative investment funds, since 1995.

Peter G. Bodine, age 44, has served as a member of our Board of Directors since November 1998. Mr. Bodine has served as a General Partner of APV Technology Partners, a venture capital firm, since 1994. He served as Executive Vice President of Asia Pacific Ventures, a consulting and advisory firm, from December 1992 until October 2005. Mr. Bodine is the Chairman of the Board of iBahn, Inc., a provider of broadband internet access for the hospitality industry.

Arthur C. Patterson, age 63, has served as a member of our Board of Directors since December 1996. Mr. Patterson is a general partner of Accel Partners, a venture capital firm that he founded in 1983. Mr. Patterson also serves as a director of Actuate Corporation, an enterprise reporting software company and MetroPCS Communications, Inc., a wireless communications company.

The Board of Directors Recommends A Vote In Favor of Each Named Nominee.

Directors Continuing in Office until the 2008 Annual Meeting of Stockholders

John D. Beletic, age 55, has served as a member of our Board of Directors since November 1999. Since August 2006, he has served as Executive Chairman of Fiber Tower Inc., a provider of wireless backhaul services to mobile network carriers. Also, since July 2002 he has been a venture partner with Oak Investment Partners, a venture capital firm. From July 2002 to September 2004, Mr. Beletic also served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic served as Chief Executive Officer and Chairman of the Board of PageMart Inc. and Weblink Wireless, Inc., a communications service company. Previously, Mr. Beletic was Chairman and CEO of Tigon which was acquired by Ameritech. Mr. Beletic serves on the board of Tessco Technologies, a wireless technology provider, Aventail, Inc., a virtual private network appliance provider, River Logic, a provider of business optimization software, iBahn, Inc., a provider of broadband internet access for the hospitality industry and Fiber Tower Inc., a provider of backhaul services to mobile network carriers.

A. Gary Ames, age 62, has served as a member of our Board of Directors since July 2002. From July 1995 until his retirement in June 2000, Mr. Ames served as President and Chief Executive Officer of MediaOne International, a broadband and wireless company. Mr. Ames serves on the boards of: SuperValu, Inc., a food and drug retailer; Tektronix, Inc., an electronic testing and measurement company; and F5 Networks, Inc., an application traffic management company.

Peter C. Clapman, age 71, has served as a member of our Board of Directors since February 2007. From November 1972 to July 2005, he served as senior vice president and chief counsel for TIAA-CREF (Teachers Insurance and Annuity Association of America and College Retirement and Equities Fund), an investment fund. Mr. Clapman serves as the independent chairman of the board of trustees of the AARP mutual funds.

Directors Continuing In Office Until The 2009 Annual Meeting of Stockholders

Kenneth D. Denman, age 48, has served as our Chairman since January 2003, as a member of our Board of Directors since December 2001 and as our President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as President and Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications that ceased operations in March 2001. From August 1998 to May 2000, Mr. Denman served as Senior Vice President, National Markets Group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as Chief Operating Officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman also serves on the board of Openwave Systems, Inc., a provider of open standards software products and services for the telecommunications industry.

Olof Pripp, age 48, has served as a member of our Board of Directors since April 2006. Mr. Pripp has served as the Managing Partner of Hedrick & Struggles European CIO practice since October 2005. Mr. Pripp has served as a Partner of IBM Business Consulting Services SA in Geneva, Switzerland since October 2002. In this role, he has acted as the Global Relationship Partner for one of IBM’s largest service accounts worldwide. From 1989 to September 2002, Mr. Pripp served in a variety of capacities at PwC Consulting, most recently as a Partner and Global Technology Industry Leader.

Allan R. Spies, age 58, has served as a member of our Board of Directors since December 2002. From 1997 until his retirement in June 2000, Mr. Spies served as Executive Vice President and Chief Financial Officer of US West Communications, a telecommunications company that was acquired by Qwest Communications International, Inc. in June 2000. Mr. Spies also serves on the board of InfoNow Corporation, a provider of enterprise channel management software.

Independence of the Board of Directors

As required under the listing standards of the National Association of Securities Dealers, Inc. (the “Nasdaq listing standards”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and iPass, its senior management and its independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Denman, our President and Chief Executive Officer. In making this determination, the Board of Directors considered the Letter Agreement with Shamrock described above and the related transactions and arrangements contained therein, including Shamrock’s stock ownership of iPass.

Information Regarding the Board of Directors and its Committees

Mr. Spies has served as lead independent director since February 2007. From January 2003 to February 2007, Mr. Beletic served as lead independent director.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership information for 2006 for each of the committees:

Corporate
Governance and
Name	Audit		Compensation		Nominating

Kenneth D. Denman
A. Gary Ames	X				X	*
Cregg B. Baumbaugh(1)	X
John D. Beletic			X	*	X
Peter G. Bodine			X
Arthur C. Patterson(2)			X		X
Allan R. Spies(2)(3)	X	*			X
Olof Pripp	X

*	Committee Chairperson

(1)	Mr. Baumbaugh resigned from our Board of Directors effective April 3, 2006 and Mr. Pripp was appointed to the Audit Committee effective that same date.

(2)	Effective August 3, 2006, our Nominating Committee was redesignated as the Corporate Governance and Nominating Committee, and Mr. Patterson did not continue to serve as a member of the Corporate Governance and Nominating Committee. Mr. Spies was appointed as a member of the Corporate Governance and Nominating Committee that same date.

(3)	Lead Independent Director.

Messrs. McConnell and Clapman were appointed to the Board of Directors on February 21, 2007. Mr. McConnell was also appointed to the Audit Committee and to the Compensation Committee, and Mr. Clapman was appointed to the Corporate Governance and Nominating Committee.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing iPass’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee met six times during 2006. Our Audit Committee Charter is available on our website at www.ipass.com.

The Board of Directors has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee, both in 2006 and currently, are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Spies qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Spies’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Financial Officer of U.S. West Communications, a telecommunications company that was acquired by Qwest Communications International.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs. We also have a Stock Option Committee composed of Mr. Denman, our President and Chief Executive Officer, that may award stock awards to new employees who are not officers. All members of our Compensation Committee are independent (as independence is currently defined in

Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met nine times during 2006. Our Compensation Committee Charter is available on our website at www.ipass.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consists of the following:

•	regular meetings of the Compensation Committee to review and evaluate compensation matters;

•	evaluating the Chairman and Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chairman and Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.

The Compensation Committee has delegated the authority to the Chairman and Chief Executive Officer to approve non-officer new hire stock award grants. The Chairman and Chief Executive Officer does recommend the amount and form of compensation for other executive officers, but does not determine such compensation.

During 2006, the Compensation Committee hired Mercer Human Resource Consulting to conduct a compensation survey related to executive compensation. Mercer Human Resource Consulting was instructed to review the compensation paid to executive officers at comparable companies. Mercer Human Resource Consulting was also instructed to make recommendations to the Compensation Committee as to possible changes to our compensation practices based upon the results of the survey. The Mercer Human Resource Consulting Executive Compensation Evaluation was presented to the Compensation Committee in August 2006. The Compensation Committee considered the report in establishing the Chairman and Chief Executive Officer’s compensation and other executive management compensation plans for 2007.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2006 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection, candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors. In addition, the Corporate Governance and Nominating Committee hired Mercer Human Resource Consulting to conduct a compensation survey related to director compensation. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Corporate Governance and Nominating Committee met four times during 2006. Our Corporate Governance and Nominating Committee Charter is available on our website at www.ipass.com.

The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a candidate to have to serve on our Board of Directors. The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of Board of Directors’ candidates, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Corporate Governance and Nominating Committee will also consider whether the candidates for the Board of Directors will be independent for Nasdaq purposes, as well as the current needs of the Board of Directors and iPass. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Corporate Governance and Nominating Committee has not received a recommendation for a director nominee from a stockholder or stockholders holding more than 5% of our voting stock other than the recommendation by Shamrock of Messrs. McConnell and Clapman in February 2007.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board of Directors met 13 times during 2006. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065. All communications should include the number of shares of iPass common stock held and will be forwarded by the Secretary of iPass to the Board of Directors or the individual directors, as designated. All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. This code of conduct and ethics is posted on our Website. The Internet address for our Website is http://www.ipass.com, and our code of conduct and ethics may be found as follows:

1. From our main Web page, first click on “Investors.”

2. Next, click on “Corporate Governance.”

3. Then, click on “Code of Conduct.”

4. Finally, click on “Code of Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.

Report of the Audit Committee of the Board of Directors 1The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee of the Board of Directors for the fiscal year ended December 31, 2006 consisted of three members: Messrs. Ames, Spies and Pripp. All members of iPass’ Audit Committee are independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the NASDAQ listing standards).

The Audit Committee oversees iPass’ financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in iPass’ Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid thereto, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board of Directors and the Audit Committee. The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of iPass’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and iPass, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and received by the Audit Committee.

The Audit Committee discussed with iPass’ independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluation of iPass’ internal controls and the overall quality of iPass’ financial reporting. The Audit Committee met six times during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, KPMG LLP as iPass’ independent registered public accounting firm for the fiscal year ending December 31, 2007.

Audit Committee

Allan R. Spies, Chairman
A. Gary Ames
Olof Pripp

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2

Ratification of Independent Auditors

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since May 2002. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2006 and December 31, 2005, by KPMG LLP, our independent registered public accounting firm:

	Fiscal	Fiscal
Fee Category	2006 Fees	2005 Fees

Audit Fees	$1,225,000	$750,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,225,000	$750,000

Audit Fees.  Consists of fees billed for professional services rendered for the audit of iPass’ consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, review of the tax provision, comfort letters and consents, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

All of these services were approved by the Audit Committee prior to the services being rendered to us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2.

Executive Officers and Directors

Set forth below is information regarding our executive officers as of March 15, 2007. Information regarding our directors is set forth in “Proposal 1-Election of Directors” presented earlier in this proxy statement.

Name	Age	Position

Kenneth D. Denman	48	Chairman, President and Chief Executive Officer
Frank E. Verdecanna	36	Vice President and Chief Financial Officer
John C. Charters	45	Chief Operating Officer
Bruce K. Posey	54	Senior Vice President, General Counsel and Secretary
Anurag Lal	42	Senior Vice President of Business Development
Joel Wachtler	57	Vice President of Marketing and Strategy

Mr. Denman, age 48, has served as our Chairman since January 2003, as a member of our Board of Directors since December 2001 and as our President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as President and Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications that ceased operations in March 2001. From August 1998 to May 2000, Mr. Denman served as Senior Vice President, National Markets Group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as Chief Operating Officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman also serves on the board of Openwave Systems, Inc., a provider of open standards software products and services for the telecommunications industry.

Mr. Verdecanna, age 36, has served as our Vice President and Chief Financial Officer since December 2005. From July 2005 to December 2005, Mr. Verdecanna served as our Vice President and Interim Chief Financial Officer. In December 2004, Mr. Verdecanna was appointed as Vice President in addition to his role as Corporate Controller. Mr. Verdecanna was appointed Principal Accounting Officer by our Board of Directors in January 2003 and joined us in October 2000 as Corporate Controller. Prior to joining us, Mr. Verdecanna was Vice President and Chief Financial Officer for Impact Hire, Inc., a recruiting software and service provider from October 1999 to October 2000. From November 1996 to June 1999, Mr. Verdecanna served in various positions, most recently, as Corporate Controller for Interlink Computer Sciences, Inc., a public enterprise software company until its acquisition by Sterling Software, Inc. From December 1993 to November 1996, Mr. Verdecanna worked for Coopers and Lybrand L.L.P., leaving as a senior associate.

Mr. Charters, age 45, has served as our Chief Operating Officer since November 2004. From July 2003 to November 2004, Mr. Charters served as the Chief Executive Officer of the Charters Group, an independent consulting services company. From April 2002 until July 2003, Mr. Charters served as the Chief Executive Officer of Expanets Communications, a majority owned subsidiary of Northwestern Corporation and a reseller of voice and data equipment. In September 2003, Northwestern Corporation voluntarily filed for bankruptcy. From December 1999 until February 2002, Mr. Charters served as a Founder and Chief Executive Officer of Qwest CyberSolutions, a joint venture formed by Qwest Communications and KPMG Consulting and a provider of complex business applications hosting and management services nationwide. Mr. Charters is the subject of a broad SEC investigation that included his activities while at Expanets, Inc., a subsidiary of Northwestern Corporation, alleging that Mr. Charters had partial responsibility for material misrepresentations and omissions in Northwestern’s public filings with the SEC and in other public statements. Mr. Charters was employed at Expanets from April 2002 to July 2003. Mr. Charters is in discussions with the SEC regarding settling these allegations, which may include the payment of a fine and agreement to refrain from violations of the law. The settlement may occur prior to iPass’ Annual Meeting of Stockholders.

Mr. Posey, age 54, has served as our Vice President, General Counsel and Secretary since July 2002 and since August 2005 as our Senior Vice President, General Counsel and Secretary. From August 2000 to March 2001, Mr. Posey served as General Counsel and Corporate Secretary for AuraServ Communications, Inc., a managed service provider of broadband voice and data applications that ceased operations in March 2001. From February 1997 to July 2000, Mr. Posey served as Senior Vice President — Federal Relations and Regulatory Law for US West

Communications, a telecommunications company. From September 1994 to February 1997, Mr. Posey served as Vice President, Public Policy and External Affairs for MediaOne, Inc., a broadband cable and communications company.

Mr. Lal, age 42, has served as our Vice President of Business Development from October 1999 to August 2005, our Senior Vice President of Business Development from August 2005 to July 2006 and our Chief Business Development and Sales Officer since July 2006. From June 1999 to October 1999, Mr. Lal served as Vice President of Internet & Multimedia Services of BT Worldwide, the international division of British Telecommunications plc., a United Kingdom based telecommunications provider. Prior to his work at BT Worldwide, Mr. Lal served as Director of Custom Network Solutions and then as Vice President of Data and Internet Product Management & Marketing of e.spire Communications, Inc., a communications services provider, from May 1996 to May 1999.

Mr. Wachtler, age 57, has served as our Vice President of Marketing and Strategy since November 2004. From September 2003 to November 2004, Mr. Wachtler served as our Vice President of Product Management and Strategy. From May 2000 to July 2003, Mr. Wachtler served as Vice President of Strategy and Development at Cable Partners, a cable company. From November 1999 to May 2000, Mr. Wachtler served as an associate with Telcom, a consulting company. From 1996 to 1999, Mr. Wachtler served in various positions, most recently, as Vice President of Strategy of MediaOne International (formerly US West International), a broadband and wireless company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2007 by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (c) all executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed. All percentages in this table are based on a total of 63,982,450 shares of common stock outstanding on March 15, 2007.

	Shares Issuable
	Pursuant to Options
	Exercisable Within	Beneficially Owned (Including the Number
	60 Days of	of Shares Shown in the First Column)
Name and Address of Beneficial Owner	March 15, 2007	Shares	Percent

Kenneth D. Denman(1)	266,666	2,722,966	4.2%
Anurag Lal	387,000	435,750	*
John Charters	181,250	230,000	*
Bruce K. Posey	176,096	373,887	*
Frank Verdecanna	117,187	163,762	*
Arthur C. Patterson(2)	120,000	573,147	*
Peter G. Bodine(3)	120,000	138,327	*
A. Gary Ames	120,000	125,000	*
John D. Beletic(4)	63,000	122,000	*
Allan R. Spies	120,000	125,000	*
Olof Pripp	10,737	15,737	*
Peter C. Clapman	—	—	*
Michael J. McConnell(5)	—	9,127,950	14.3%
Royce & Associates LLC(6)	—	8,108,800	12.7%
Entities affiliated with Shamrock Partners Activist Value Fund, L.L.C.(7)	—	9,127,950	14.3%
All directors and executive officers as a group (14 persons)	1,901,517	14,414,057	21.9%

*	Less than one percent (1%).

(1)	Includes 2,375,300 shares held by the Kenneth D. Denman Revocable Trust.

(2)	Ellmore C. Patterson Partners owns 80,041 shares and the ACP Family Partnership owns 187,667 shares. Mr. Patterson is the sole General Partner of Ellmore C. Patterson Partners and the ACP Family Partnership, and has sole voting and investment power. Mr. Patterson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)	South Fork Ventures holds 19,327 shares. Mr. Bodine is a Managing Member of South Fork Ventures. Mr. Bodine disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Includes 54,000 shares held in the name of John and Anne Partnership, Ltd.

(5)	Funds affiliated with Shamrock Partners Activist Value Fund, L.L.C., a Delaware limited liability company (“Shamrock Partners”) hold 9,127,950 shares. Mr. McConnell is the Vice President of Shamrock Partners. Mr. McConnell disclaims beneficial ownership of the shares held by Shamrock Partners except to the extent of his pecuniary interest therein.

(6)	The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. The data regarding the stock ownership of Royce & Associates, LLC is as of December 31, 2006 from the Schedule 13G amendment filed by Royce & Associates, LLC on January 21, 2007.

(7)	Shamrock Partners is the managing member of Shamrock Activist Value Fund GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the general partner of three funds which collectively own the shares reported. Shamrock Partners has sole voting and investment power with respect to all of such shares, the General Partner has shared voting and investment power with respect to all of these shares, and each of the funds has shared voting and investment power with respect to the shares held by the respective funds. The address for each of these Shamrock entities is 4444 Lakeside Drive, Burbank, California 91505. The data regarding the stock ownership of these Shamrock entities is as of July 29, 2006 from the Form 4 filed by Shamrock Partners on July 31, 2006.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.

To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Securities Authorized for Issuance Under Equity Compensation Plans

Information with respect to securities authorized for issuance under equity compensation plans as of the end of the most recently completed fiscal year is aggregated as follows:

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	9,400,425	$7.96	13,370,006
Equity compensation plans not approved by stockholders	—	—	—
Total	9,400,425	$7.96	13,370,006

Executive Compensation and Related Information

Compensation of Directors

The following table shows for the fiscal year ended December 31, 2006, certain information with respect to the compensation of all our non-employee directors:

	Fees Earned or Paid	Stock Awards	Option Awards
Name	in Cash ($)(1)	($)(2)(4)	($)(3)(4)	Total ($)

A. Gary Ames	$47,000	$19,433	$83,678	$150,111
John D. Beletic	$48,000	$19,433	$102,201	$169,634
Peter G. Bodine	$36,000	$19,433	$102,201	$157,634
Arthur C. Patterson	$39,000	$19,433	$102,201	$160,634
Allan R. Spies	$46,000	$19,433	$102,258	$167,691
Olof Pripp	$35,000	$13,867	$122,195	$171,062
Cregg Baumbaugh(5)	$23,000	—	$100,268	$123,268
Michael J. McConnell(6)	—	—	—	—
Peter C. Clapman(6)	—	—	—	—

(1)	This column reflects annual director retainer fees, annual committee chairman retainer fees, Board of Directors’ meeting fees and committee meeting fees.

(2)	The dollar amount in this column represents the compensation cost for the year ended December 31, 2006 of stock awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(3)	The dollar amount in this column represents the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(4)	At December 31, 2006: Mr. Ames held stock option awards for an aggregate of 195,000 shares and stock awards for an aggregate of 5,000 shares; Mr. Beletic held stock option awards for an aggregate of 138,000 shares and stock awards for an aggregate of 5,000 shares; Mr. Bodine held stock option awards for an aggregate of 195,000 shares and stock awards for an aggregate of 5,000 shares; Mr. Patterson held stock option awards for an aggregate of 195,000 shares and stock awards for an aggregate of 5,000 shares; Mr. Spies held stock option awards for an aggregate of 195,000 shares and stock awards for an aggregate of 5,000 shares; and Mr. Pripp held stock option awards for an aggregate of 45,000 shares and stock awards for an aggregate of 5,000 shares.

(5)	Mr. Baumbaugh resigned from our Board of Directors effective April 3, 2006.

(6)	Messrs. McConnell and Clapman were appointed to the Board of Directors on February 21, 2007.

The options and stock awards that were issued in 2006 to our non-employee directors consist of the following grants:

					Grant Date Fair
		Number of	Number of Shares	Exercise or Base	Value of Stock and
	Grant	Shares of	Underlying Options	Price of Option	Option Awards
Name	Date	Stock (#)(1)	(#)(1)	Awards ($/Sh)	($)(2)

A. Gary Ames	6/1/06	—	15,000	$6.36	$51,783
	6/1/06	5,000	—	$6.36	$31,800
John D. Beletic	6/1/06	—	15,000	$6.36	$51,783
	6/1/06	5,000	—	$6.36	$31,800
Peter G. Bodine	6/1/06	—	15,000	$6.36	$51,783
	6/1/06	5,000	—	$6.36	$31,800
Arthur C. Patterson	6/1/06	—	15,000	$6.36	$51,783
	6/1/06	5,000	—	$6.36	$31,800
Allan R. Spies	6/1/06	—	15,000	$6.36	$51,783
	6/1/06	5,000	—	$6.36	$31,800
Olof Pripp	4/3/06	—	30,000	$8.01	$129,774
	6/1/06	—	15,000	$6.36	$51,783
	6/1/06	5,000	—	$6.36	$31,800
Michael J. McConnell(3)	—	—	—	—	—
Peter C. Clapman(3)	—	—	—	—	—

(1)	All shares vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

(2)	These amounts have been calculated in accordance with SFAS No. 123R using the Black-Scholes pricing model.

(3)	Messrs. McConnell and Clapman were appointed to the Board of Directors on February 21, 2007.

The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings. In addition, our non-employee directors receive the following cash compensation for services as a non-employee director:

Annual cash retainer	$20,000
Committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000

Prior to February 9, 2006, our non-employee directors only received the per meeting fees referenced above, and did not receive any annual retainers.

On June 1, 2006, the stockholders of iPass Inc., upon the recommendation of the Board of Directors of iPass, approved the iPass Inc. 2003 Non-Employee Directors Plan (the “Directors Plan”), as amended. Prior to this amendment, the Directors Plan provided only for the grant of stock options to iPass non-employee directors. Specifically, the Directors Plan granted to non-employee directors an initial option grant of 120,000 shares of iPass common stock (except that with respect to Olof Pripp, the initial option grant consisted of 30,000 shares in accordance with an amendment to the Directors Plan effective March 9, 2006) and annual option grants of 30,000 shares of iPass common stock. The amendment and restatement of the Directors Plan approved by the stockholders:

•	reduced the total number of shares subject to both initial and annual grants of stock options made to non-employee directors from 120,000 shares to 30,000 shares for initial grants, and from 30,000 shares to 15,000 shares for annual grants, as well as changes the vesting schedule with respect to these grants as described below, and

•	provided that non-employee directors receive restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grant as part of the initial and annual grants to non-employee directors.

Options granted under the Directors Plan become exercisable in cumulative increments, or “vest,” as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. Prior to the amendment and restatement, the initial grant of 120,000 shares vested monthly over 48 months and the annual grants of 30,000 shares vested monthly over 12 months beginning on the third anniversary of the grant date.

Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, 1/3 of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

On August 10, 2006, the Board of Directors amended the Directors Plan to cause the restricted stock grants to be granted automatically under the Directors Plan at the 2007 Annual Meeting of Stockholders to not vest unless iPass’ broadband, software and service fee revenues in 2008 are at least $200 million.

In addition to the cash compensation and stock awards described above, Mr. Spies, our lead independent director, will receive 1,667 shares of restricted stock at the annual meeting and 5,000 shares of restricted stock at each subsequent annual meeting, all of which shares will be fully vested upon grant.

Compensation Discussion and Analysis

Business Overview and Strategy

We are a global provider of software-enabled enterprise connectivity and endpoint management services for remote and mobile workers. Our products are designed to enable enterprises to provide their employees with secure internet and corporate network connectivity over any access network as well as provide services that enable better protection of an enterprises’ remote and mobile computer systems. As opposed to traditional telecommunications companies that build, operate and maintain network facilities, we have created a virtual network as the platform for our services. Altogether, we derive revenues from usage of our networks and from fees and other services.

Our objective is to use our software-enabled virtual network to become the leading provider of secure enterprise connectivity services worldwide. We are pursuing the following tactics in order to achieve this objective:

•	Expand our Enterprise Customer Base;

•	Increase User Penetration within our Existing Customer Base;

•	Continue to Expand our Wireless Broadband Coverage and Service Offerings;

•	Continue to Enhance our Virtual Network; and

•	Leverage and Extend our Endpoint Management Capabilities.

Our compensation structure supports our business strategy to enhance the value of our shareholders’ investments.

Executive Compensation Philosophy, Principles and Policies

We operate in a volatile business environment. Due to the fast paced, highly competitive nature of this industry, we provide executive officers a compensation package that offers the opportunity to earn compensation for short term operational performance as well as longer-term shareholder value creation. In support of our business strategy, we have designed our executive compensation programs to attract, motivate, and retain those key executive officers who drive our success. To implement this philosophy, the Compensation Committee has established the following principles to guide the design and operation of our executive compensation program:

•	Compensation programs must enable us to attract and retain highly-skilled talent from the internet software and services industry and technology industries in general;

•	Incentive awards should be based on both financial results and strategic goals that support the long-term business objectives;

•	Incentive programs should motivate the right behaviors and reward executive officers based on results, not effort; and

•	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and transparency with shareholders.

Competitive Market Assessments

In order to ensure alignment of executive compensation with the above internal objectives and external market practice, we conduct an annual assessment of executive compensation versus market. The Compensation Committee has retained Mercer Human Resource Consulting, an independent consultant, specializing in compensation matters, to conduct the annual assessment of executive compensation. The consultant is engaged by, and reports directly to, the Compensation Committee. This assessment includes an evaluation of base salary, annual incentive opportunities, and long term incentives against (1) a peer group of internet software companies and (2) published survey compensation data. We use a market composite between these two sources to evaluate the competitiveness of total compensation provided to our top executive officers. We target the 50th percentile when designing and administering our executive compensation programs. Our executive compensation philosophy targets the 50th percentile of relevant market data for performance at a fully proficient level.

Peer Group

We benchmark our practices versus the peer group of internet software companies to provide a highly focused comparison of compensation for our named executive officers, which are the executive officers appearing in the summary compensation table in the proxy statement. Peer group formation, which targets eleven public companies, is primarily driven by industry similarity, but also considers revenue and compensation comparability. A majority of peer companies (64%) operate in the Internet Software and Services Industry, 18% in the Application Software Industry, and 18% in the Communication Equipment and Systems Software Industry.

This year three new peers, Symantec Corporation, Citrix Systems, Inc., and Safenet, Inc., were added to the peer group and three peers were removed; Critical Path, Inc., and Broadvision, Inc., have become OTC securities, and Net2Phone, Inc. has become a wholly-owned subsidiary of IDT Corporation. The following companies compose the iPass peer group: Citrix Systems, Inc., Digital Insight Corporation, Digital River, Inc., Digitas Inc., Fair Isaac Corporation, Openwave Systems Inc., RealNetworks, Inc., SafeNet, Inc., Symantec Corporation, Webex Communications, Inc. and Websense Inc.

Compensation and Benefits Elements

We use six compensation and benefits elements to provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supporting the execution of our business strategies, as follows:

•	Base Salary;

•	Quarterly Cash Incentives;

•	Stock Options;

•	Performance Share Awards (PSAs);

•	Restricted Stock Awards (RSAs); and

•	401(k) and other benefits also provided to the broader employee population.

The combination and allocation of the components and the target amount of each component is influenced by the role of the executive officer in iPass, market practices, the total value of all the compensation and benefits available to the person, past earnings and employment contracts with individual executive officers. The Compensation Committee reviews and considers each component for each executive officer before making compensation decisions.

Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits.

Base Salary

We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass. The Compensation Committee bases annual salary increases, if any, on competitive assessment, experience and proficiency in the role, as well as the need to retain key talent, individual and company performance. In reviewing these factors for 2006, inclusive of Mercer’s annual assessment of executive compensation and recommendations, the Compensation Committee increased base salaries for the Chief Business Development and Sales Officer, Vice President and Chief Financial Officer and Vice President of Marketing and Strategy to fall more in line with peer and market 50th percentile.

Quarterly Cash Incentives

The Compensation Committee designs quarterly cash incentives for the rapidly changing business environment in which we operate. These incentives are intended to focus management on the near-term operational objectives that are important to the longer-term success of the business. The Compensation Committee reviews payouts from the previous quarter and approves quarterly goals that are aligned with annual objectives. This quarterly review and approval process allows the Compensation Committee to revise goals as our business environment changes. These cash incentives are paid under the annual executive management bonus plan approved by the Compensation Committee in 2006.

Measures and Target Setting:  The Compensation Committee sets company performance targets at the beginning of each quarter in order to set relevant targets in a fast moving environment. They are based on internal budgets, strategic objectives, and market conditions. Mr. Denman’s bonus is based entirely on company specified financial goals. The bonuses for the named executive officers, with the exception of Mr. Denman and Mr. Lal, were based on company specified financial goals (80%) and on individual performance goals (20%). Effective July 1, 2006, Mr. Lal’s bonus amount was evenly split between company financial goals and individual performance goals. Prior to July 1, 2006, Mr. Lal’s incentives were based on company specified financial goals (80%) and on individual performance goals (20%). The Compensation Committee has determined the split between company financial goals and individual performance goals for each executive officer based on the executive’s area of responsibility and the expected impact of the executive officer on our performance.

Our financial goals for the first three quarters were: broadband revenues; new services revenues; total iPass revenues; non-GAAP earnings per share; and contract minimum commitments. The Compensation Committee added operating expenses as an additional metric in the fourth quarter. The Compensation Committee gave each performance metric a weighting, and they all added up to 100%. In the event the target metric was met, target bonus was to be paid out at 100% of that component of the bonus. The Compensation Committee set a lower and an upper boundary on each side of each target metric. In the event only the lower boundary was met, target bonus was to be paid out at 50% of that component of the bonus. No payment was to be made for performance under the lower boundary. In the event the upper boundary was met, target bonus was to be paid out at 150% of that component of the bonus. Performance between the boundaries and target levels was to be paid based on a straight-line calculation. Above the upper boundary, additional bonus will be paid on a straight-line basis. Incentive payments are uncapped.

Final awards, payable at the end of each quarterly performance cycle, may be higher or lower than the target award in accordance with the Compensation Committee’s philosophy that emphasizes pay for performance through a scaled structure that recognizes the risk associated with goal setting in a volatile business environment.

Individual performance metrics include meeting specified objectives regarding restructuring, acquisition integration of GoRemote and customer support.

Target Amounts:  The Compensation Committee determines quarterly target bonus amounts for each named executive officer at the beginning of the plan year. The Compensation Committee generally positions target bonus opportunities at the median of market. Actual payout opportunities for named executive officers range from 50% to 150% of the target incentive level. The Compensation Committee has the discretion to adjust these amounts throughout the year for the impact of acquisitions, divestitures and other one-time events which occur within the quarter being evaluated.

Outcomes

From a company objective, we performed below the financial targets established by the Compensation Committee. In the first quarter of 2006, 58% of target was achieved, in the second quarter 90.1% of target was achieved, in the third quarter 74% of target was achieved, and in the fourth quarter 26.6% of target was achieved.

These results are reflected in individual 2006 cash bonus payouts. Actual amounts are reported in the Summary Compensation Table.

		% of Target
Executive Officer	Title	Attained

Denman, Kenneth D.	Chairman, Chief Executive Officer and President	69%
Charters, John	Chief Operating Officer	72%
Lal, Anurag	Chief Business Development and Sales Officer	70%
Posey, Bruce	Sr. Vice President, General Counsel and Corporate Secretary	75%
Verdecanna, Frank E.	Vice President and Chief Financial Officer	73%
Wachtler, Joel	Vice President, Marketing and Strategy	71%

Long-Term Incentive (LTI) Compensation

In order to ensure a strong link to the long-term interests of shareholders, the Compensation Committee places significant emphasis of executive compensation on long-term incentive compensation. Prior to 2006, LTI compensation to executive officers and employees was created solely through the use of stock options. The Compensation Committee based the amount of LTI awarded on competitive LTI levels in the market as a multiple of salary. The Compensation Committee has determined the target grant levels based on the continuing market trend of reducing the number of employees that receive equity and the stock based compensation expense associated with the program.

In recent years, both peer group and published survey stock grant practices indicated a shift from the use of options only to a mix of options and other equity vehicles. Based on this information and the Compensation Committee’s desire to maximize the effectiveness and impact of our long-term incentive compensation program, the Compensation Committee revised LTI compensation to consist of a blend of stock options, service-based restricted stock units, and performance-based stock units.

Our equity compensation strategy is for the total equity compensation of all directors, officers and employees that vests each year to average approximately 3% of the fully diluted shares of iPass. The following table summarizes the LTI shares which will vest in each year assuming all grantees are employed through the period and all the performance share awards are earned:

	Shares Subject to
	Options or	Percentage of Fully
	Restricted Stock as	Diluted Shares as
	of 12/31/06	of 12/31/06

Vested as of 12/31/06	5,688,461	8.81%
Vesting in 2007	1,765,187	2.73%
Vesting in 2008	2,086,659	3.23%
Vesting in 2009	254,104	0.39%
Vesting in 2010	36,916	0.06%
Total outstanding as of 12/31/06	9,831,327	15.23%

Equity grants to new employees (both options and restricted stock awards) vest over a four year period. In the third year of employment, the Compensation Committee typically grants refresh grants which vest in the second year thereafter, usually subsequent to the full vesting of the prior grant. For example, grants made in early 2007 are scheduled to vest in 2009. The Compensation Committee believes the philosophy of granting equity to assure a relatively consistent vesting level from year-to-year for each employee provides both consistency in equity earned for the employee and is the most efficient use of equity as a form of compensation.

Stock Options

Stock options are intended to align the interests of key executive officers and shareholders by aligning key executive officers’ compensation with long-term shareholder value creation. Stock options have value only to the extent the price of our common stock on the date of exercise exceeds the exercise price, which is equal to the fair market value of the stock on the date of grant. The Compensation Committee awards stock options from time to time consistent with our objective to provide for a greater financial reward in the event that long-term performance is sustained. In 2006, we delivered 50% of total LTI value, as measured as the fair market value on date of grant, awarded in the form of options.

The Compensation Committee generally grants refresh stock option awards at the Compensation Committee meeting associated with the first regularly scheduled meeting of the Board of Directors of each fiscal year. For all options awarded, the exercise price is equal to the fair-market value (the value of the Common Stock) on the date of grant.

Restricted Stock Awards (RSAs)

Restricted stock awards provide an immediate and direct link to shareholder interests as well as provide additional retention value. Given business circumstances, the Compensation Committee introduced RSAs to better ensure executive officer retention during a challenging period. In 2006, 25% of total LTI value, as measured as the fair market value on date of grant, awarded was delivered in the form of restricted stock awards. In making this determination, the Compensation Committee considered market practices and trends and determined that we were aligned with peer companies. Stock options granted to NEO’s in 2006 vest in 2008.

The Compensation Committee generally grants refresh restricted stock awards at the Compensation Committee meeting associated with the first regularly scheduled meeting of the Board of Directors of each fiscal year.

Performance Share Awards (PSAs)

The Compensation Committee uses performance share awards to focus executive officers on long-term competitive operating excellence and the creation of economic and shareholder value.

In May 2006, the Board of Directors granted the remaining 25% of LTI value in the form of PSAs to the named executive officers. These PSAs are specifically designed to focus executive officers on building and capitalizing on high growth areas of the business, through annual and multi-year goals. PSA payouts are based on the achievement of three (3) successive quarters of quarter-to-quarter revenue growth. For 2006, PSAs were only earned if all criteria were met. If earned, the PSAs vest 50% in May 2008 and 50% in November 2008. If not earned, the PSAs expire on April 1, 2008.

Other Benefits

We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need. All salaried employees are eligible to participate in our Section 401(k) plan (which includes our matching contributions), health care coverage, life insurance, disability, paid time off and paid holidays.

2007 Long-Term Incentive Compensation

In February 2007, the Compensation Committee decided to not grant restricted stock to NEO’s and instead grant only stock options and performance shares. The stock options vest in 2009. The performance shares, if earned in 2008, will vest on February 28, 2009. Fifty percent of performance share awards are earned upon achievement of $200 million of broadband and software services revenue in 2008, 25% are earned upon the achievement of non-GAAP operating income goal of 11% for the full year 2008, and 25% are earned upon the achievement of fourth quarter 2008 non-GAAP operating income goal of 14%. These goals were established consistent with the goal of migrating from the historic dial business to a broadband and security business.

Supplementary Compensation Policies

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Employment, Severance, and Change-in-Control Agreements

Kenneth D. Denman Employment Agreement

Mr. Denman, our Chairman, President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an offer letter dated November 13, 2001. The offer letter provides that Mr. Denman is an at will employee, which means we can terminate his employment at any time, with or without cause. This offer letter provides for if we terminate Mr. Denman’s employment without Cause (as defined in our 1999 Stock Option Plan), and if Mr. Denman signs a general release of all claims against us in a format provided by us, Mr. Denman will receive: (1) continued payment of his then base salary for a period of six (6) months after the termination date; (2) a lump sum amount of up to one-half of his annual target bonus (the Board of Directors shall, in its sole discretion, determine the amount of any such payment); and (3) accelerated vesting such that any outstanding equity awards that would have vested in the six (6) month period after his termination date will be deemed vested as of his termination date.

In addition in the event that Mr. Denman’s employment is terminated without Cause or he resigns for Good Reason (as defined below) during the eighteen (18) month period after the closing of a Corporate Transaction, he will receive both the cash severance benefits and accelerated vesting of the then outstanding equity awards. For the purposes of this provision:

•	“Corporate Transaction” will mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether our shareholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards; and

•	“Good Reason” shall mean resignation by Mr. Denman of his employment because (i) we require that he relocate to a worksite that is more than 60 miles from its current principal executive office, unless he agrees to such a relocation; or (ii) we reduce his monthly salary below the gross rate of the then-existing rate at the time of the closing of the Change of Control, unless he agrees in writing to such reduction.

Executive Officer Employment Agreements

Each of our other named executive officers has a signed offer letter with us. These offer letters provide that the executive officer is an at-will employee. These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms. Information for 2006 regarding the compensation earned by our named executive officers is described in the “Compensation of Executive Officers — Summary Compensation Table”.

In addition, if within eighteen (18) months following the closing of a Corporate Transaction, (i) the employment of the executive by iPass, or an affiliate of iPass, is terminated by iPass without “Cause” or (ii) if the executive officer resigns his or her employment for “Good Reason”, then all of the executive officer’s then outstanding equity shall vest in full upon the date of such termination (the “Change of Control Provisions”). For the purposes of this provision:

•	“Corporate Transaction” shall mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether our shareholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•	“Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the terminated executive officer of any felony involving fraud or act of dishonesty against us or its parent corporation or subsidiary corporation (whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code (“Affiliates”)); (ii) conduct by the terminated executive officer which, based upon good faith and reasonable factual investigation and determination of our Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the terminated executive officer of any statutory fiduciary duty of the terminated executive officer to iPass or its Affiliates;

•	“Good Reason” shall mean resignation by the executive officer of his or her employment because (i) we require that such executive officer relocate to a worksite that is more than 60 miles from its current principal executive office, unless such executive officer agrees to such a relocation; or (ii) we reduce the executive officer’s monthly salary below the gross rate of the then-existing rate at the time of the closing of the Corporate Transaction, unless the executive officer agrees in writing to such reduction.

Report of the Compensation Committee1(

The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

John D. Beletic, Chairman
Peter G. Bodine
Arthur C. Patterson

Compensation of Executive Officers

The following table shows for the fiscal year ended December 31, 2006, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers at December 31, 2006 (the “Named Executive Officers”):

Summary Compensation Table for Fiscal 2006

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)		($)

Kenneth D. Denman,	2006	$350,000	—	$42,899	$355,551	$103,792	$7,299	(3)	$859,541
Chairman, President and Chief Executive Officer
Frank Verdecanna,	2006	$214,375(4)	—	$17,875	$81,645	$73,461	$6,955	(5)	$394,311
Chief Financial Officer
John Charters,	2006	$270,000	—	$17,875	$216,007	$86,076	$10,125	(6)	$600,083
Chief Operating Officer
Bruce K. Posey,	2006	$250,000	—	$17,875	$121,099	$75,171	$2,361	(7)	$466,506
Senior Vice President, General Counsel and Secretary
Anurag Lal, Chief	2006	$251,250(8)	$15,000(9)	$17,875	$131,086	$96,816	$6,525	(10)	$518,552
Business Development and Sales Officer

(1)	The dollar amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), ignoring the estimates of forfeiture, related to non-option awards and include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 5 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(2)	The dollar amount in this column represent the compensation cost for the year ended December 31, 2006 of stock option awards granted in and prior to 2006. These amounts have been calculated in accordance with SFAS No. 123R ignoring the estimates of forfeiture and using the Black-Scholes option-pricing model.

(     1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K.

(3)	Consists of $1,422 for reimbursement for home office related expenses; $5,465 contributed by us on behalf of Mr. Denman to defined Company benefit plans and $412 for life insurance premiums paid by us.

(4)	Mr. Verdecanna’s salary increased to $230,000 as of August 16, 2006.

(5)	Consists of $722 for reimbursement for home office related expenses; $5,986 contributed by us on behalf of Mr. Verdecanna to defined Company benefit plans and $247 for life insurance premiums paid by us.

(6)	Consists of $7,388 for reimbursement for commuting related expenses; $2,512 contributed by us on behalf of Mr. Charters to defined Company benefit plans and $275 for life insurance premiums paid by us.

(7)	Consists of $1,728 contributed by us on behalf of Mr. Posey to defined Company benefit plans and $633 for life insurance premiums paid by us.

(8)	Mr. Lal’s salary increased to $270,000 as of August 16, 2006.

(9)	Includes a one-time bonus payment for interim sales work.

(10)	Consists of $1,180 for reimbursement for home office related expenses; $5,070 contributed by us on behalf of Mr. Lal to defined Company benefit plans and $275 for life insurance premiums paid by us.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based grants to our Named Executive Officers during fiscal 2006. Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below. Stock options were granted at an exercise price equal to the closing sale price of the common stock on The Nasdaq Global Market (and its predecessor, The Nasdaq National Market) on the last market trading day prior to the grant date in accordance with the provisions of our 2003 Equity Incentive Plan.

Grants of Plan Based Awards In Fiscal 2006

					All Other		All Other
					Stock		Option			Grant
					Awards:		Awards:		Exercise	Date Fair
					Number of		Number of		or Base	Value of
					Shares of		Securities		Price of	Stock and
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)(1)	($)	(#)		(#)		($/Sh)	($)(2)

Kenneth D. Denman	5/11/06	—	$150,000	—	—		108,000	(3)	$6.51	$381,736
	5/11/06				27,000	(3)	—		$6.51	$175,770
	5/11/06				27,000	(4)	—		$6.51	$175,770
Frank Verdecanna	5/11/06	—	$100,000	—	—		45,000	(3)	$6.51	$159,057
	5/11/06				11,250	(3)	—		$6.51	$73,238
	5/11/06				11,250	(4)	—		$6.51	$73,238
John Charters	5/11/06	—	$120,000	—	—		45,000	(3)	$6.51	$159,057
	5/11/06				11,250	(3)	—		$6.51	$73,238
	5/11/06				11,250	(4)	—		$6.51	$73,238
Bruce K. Posey	5/11/06	—	$100,000	—	—		45,000	(3)	$6.51	$159,057
	5/11/06				11,250	(3)	—		$6.51	$73,238
	5/11/06				11,250	(4)	—		$6.51	$73,238
Anurag Lal	5/11/06	—	$160,000	—	—		45,000	(3)	$6.51	$159,057
	5/11/06				11,250	(3)	—		$6.51	$73,238
	5/11/06				11,250	(4)	—		$6.51	$73,238

(1)	This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2006 paid pursuant to offer letters with each of our named executive officers other than Mr. Denman. The actual cash bonus award earned for the year ended December 31, 2006 for each named executive officer is set forth in the 2006 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2006.

(2)	Represents the grant date fair value of such award determined in accordance with FAS 123R, calculated using the Black-Scholes model.

(3)	50% of the shares vest on May 15, 2008 and 50% of the shares vest on November 15, 2008.

(4)	Represents performance shares which shall be earned upon the achievement of certain iPass financial metrics by April 1, 2008. If not earned, the grant of the right to receive the performance shares shall expire on the date of the meeting of the Audit Committee approving our financial results for the quarter ended March 31, 2008. To the extent earned, the performance shares shall vest and be issued as follows: 50% on May 15, 2008 and 50% on November 15, 2008, provided the executive continues to be employed by us.

See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.

Outstanding Equity Awards at Fiscal Year-end

The following table shows for the fiscal year ended December 31, 2006, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards at December 31, 2006

	Options Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or Payout
									Number of	Value of
								Market	Unearned	Unearned
	Number of	Number of				Number of		Value of	Shares,	Shares,
	Securities	Securities				Shares or		Shares or	Units or	Units or
	Underlying	Underlying				Units of		Units of	Other	Other
	Unexercised	Unexercised		Option		Stock That		Stock That	Rights	Rights
	Options	Options		Exercise	Option	Have Not		Have Not	That have	That have
	(#)	(#)		Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)	(#)	($)

Kenneth D. Denman	183,333	216,667	(1)	$5.05	8/11/14	27,000	(2)	$158,760
		108,000	(2)	$6.51	5/11/16				27,000(16)	$158,760
Frank Verdecanna	35,000	0	(3)	$4.75	10/19/10	11,250	(2)	$66,150
	5,000	0	(4)	$4.75	1/20/11				11,250(16)	$66,150
	19,375	0	(5)	$0.50	12/13/11
	10,000	5,000	(6)	$10.60	5/3/14
	18,125	11,875	(7)	$5.05	8/11/14
	0	25,000	(8)	$5.75	7/29/15
	0	45,000	(2)	$6.51	5/11/16
John Charters	156,250	143,750	(9)	$6.49	12/1/14	11,250	(2)	$66,150
	0	45,000	(2)	$6.51	5/11/16				11,250(16)	$66,150
Bruce K. Posey	55,729	0	(10)	$0.85	7/25/12	11,250	(2)	$66,150
	44,118	0	(10)	$0.85	7/25/12				11,250(16)	$66,150
	11,666	37,917	(11)	$5.05	8/11/14
	0	50,000	(8)	$5.75	7/29/15
	0	45,000	(2)	$6.51	5/11/16
Anurag Lal	75,000	0	(12)	$8.50	3/11/10	11,250	(2)	$66,150
	75,000	0	(13)	$8.50	4/25/10				11,250(16)	$66,150
	142,000	0	(14)	$0.50	12/13/11
	25,000	0	(14)	$0.50	12/13/11
	43,333	43,334	(15)	$5.05	8/11/14
	0	50,000	(8)	$5.75	7/29/15
	0	45,000	(2)	$6.51	5/11/16

(1)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning November 1, 2006.

(2)	The shares subject to the option vest in the following manner: 50% of the shares vests on May 15, 2008 and 50% of the shares vest on November 15, 2008.

(3)	The shares subject to the option vest in the following manner: 25% of the shares vest on October 16, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.

(4)	The shares subject to the option vest in the following manner: 25% of the shares vest on January 19, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.

(5)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 12, 2002 and the remaining 75% of the shares vest monthly over the following 36 months.

(6)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 1, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.

(7)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning July 1, 2004.

(8)	The shares subject to the option are fully vested and exercisable on February 1, 2007.

(9)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 29, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.

(10)	The shares subject to the option vest in the following manner: 25% of the shares vest on July 8, 2003 and the remaining 75% of the shares vest monthly over the following 36 months.

(11)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning August 11, 2006.

(12)	The shares subject to the option vest in the following manner: 25% of the shares vest on March 10, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.

(13)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 25, 2001 and the remaining 75% of the shares vest monthly over the following 36 months.

(14)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 1, 2005 and the remaining 75% of the shares vest monthly over the following 36 months.

(15)	The shares subject to the option vest in the following manner: monthly in 48 equal monthly installments beginning November 1, 2005.

(16)	The performance shares shall be earned upon the achievement of certain financial metrics by April 1, 2008. If not earned, the grant of the right to receive the performance shares shall expire on the date of the audit committee meeting approving our financial results for the quarter ended March 31, 2008. Once earned, the grant of the performance shares shall vest and be issued as follows: 50% on May 15, 2008 and 50% on November 15, 2008.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2006, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers.

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards
	Number of Shares	Value Realized on
	Acquired or Exercised	Exercise
Name	(#)	($)(1)

Kenneth D. Denman	—	—
Frank Verdecanna	—	—
John Charters	—	—
Bruce K. Posey	—	—
Anurag Lal	10,000	$51,760
	10,000	$48,567
	10,000	$51,426
	10,000	$46,788
	10,000	$41,443
	8,000	$29,766

(1)	Represents the difference between the aggregate marked price of common stock acquired on the date of exercise, less the aggregate exercise price.

Potential Payments upon Termination or Change-in-Control

Kenneth D. Denman Employment Agreement

Mr. Denman, our Chairman, President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an offer letter dated November 13, 2001. The offer letter provides that Mr. Denman is an at will employee, which means we can terminate his employment at any time, with or without cause. This offer letter provides that if we terminate Mr. Denman’s employment without Cause (as defined in our 1999 Stock Option Plan), and if Mr. Denman signs a general release of all claims against us in a format provided by us, Mr. Denman will receive: (1) continued payment of his then base salary for a period of six (6) months after the termination date; (2) a lump sum amount of up to one-half of his annual target bonus (the Board of Directors shall, in its sole discretion, determine the amount of any such payment); and (3) accelerated vesting such that any outstanding equity award that would have vested in the six (6) month period after his termination date will be deemed vested as of his termination date.

In addition in the event that Mr. Denman’s employment is terminated without Cause or he resigns for Good Reason (as defined below) during the eighteen (18) month period after the closing of a Corporate Transaction, he will receive both the cash severance benefits and accelerated vesting of the then outstanding equity awards held by him. For the purposes of this provision:

•	“Corporate Transaction” will mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of us immediately following such closing. For purposes of determining whether our shareholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards; and

•	“Good Reason” shall mean resignation by Mr. Denman of his employment because (i) we require that he relocate to a worksite that is more than 60 miles from its current principal executive office, unless he agrees to such a relocation; or (ii) we reduce his monthly salary below the gross rate of the then-existing rate at the time of the closing of the Change of Control, unless he agrees in writing to such reduction.

Executive Officer Equity Grants

If within eighteen (18) months following the closing of a Corporate Transaction, (i) the employment of the executive officer by iPass, or an affiliate of iPass, is terminated by iPass without “Cause” or (ii) if the executive officer resigns his or her employment for “Good Reason”, then all of the executive officer’s then outstanding equity awards shall vest in full upon the date of such termination (the “Change of Control Provisions”). For the purposes of this provision:

•	“Corporate Transaction” shall mean (i) the sale of all or substantially all of our assets or (ii) a merger of us with or into another entity in which our stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of us immediately following such closing. For purposes of determining whether our shareholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•	“Cause” shall mean the occurrence of any of the following (and only the following): (i) conviction of the terminated executive officer of any felony involving fraud or act of dishonesty against us or its parent corporation or subsidiary corporation (whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code (“Affiliates”)); (ii) conduct by the terminated executive officer which, based upon good faith and reasonable factual investigation and determination of our Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the terminated executive officer of any statutory fiduciary duty of the terminated executive officer to iPass or its Affiliates;

•	“Good Reason” shall mean resignation by the executive officer of his or her employment because (i) we require that such executive officer relocate to a worksite that is more than 60 miles from its current principal executive office, unless such executive officer agrees to such a relocation; or (ii) we reduce the executive officer’s monthly salary below the gross rate of the then-existing rate at the time of the closing of the Corporate Transaction, unless the executive officer agrees in writing to such reduction.

Summary of Benefits

The following table describes the potential payments and benefits for Mr. Denman upon Mr. Denman’s employment termination without cause and if Mr. Denman signs a general release of all claims against us, as if his employment had terminated as of December 31, 2006:

		Termination
		Without Cause
		and Signed General
		Release of All Claims
Name	Compensation and Benefits	Against us(1)

Kenneth D. Denman	Vesting Acceleration	$235,166	(2)
	Base Salary Bonus	$175,000	(3)
	Annual Target Bonus	$75,000	(4)

(1)	The severance payments reflect the amount Mr. Denman is entitled to receive based on his offer letter dated November 13, 2001.

(2)	Mr. Denman would be entitled to receive accelerated vesting on that number of shares that would have vested in the six (6) month period after his termination for all outstanding stock option awards and stock awards.

(3)	Mr. Denman would be entitled to receive continued payment of his then base salary for a period of six months after the termination date. Mr. Denman’s base salary for fiscal 2006 was $350,000.

(4)	Mr. Denman would be entitled to 50% of his annual target bonus. Mr. Denman’s annual target bonus for fiscal 2006 was $150,000.

The following table describes the potential payments and benefits upon employment termination without cause or resignation for good reason in connection with a change in control for our named executive officers, as if their employment had terminated as of December 31, 2006 and as if a change in control had occurred on December 31, 2006, as applicable. Components payable to Mr. Denman include, and are not in addition to, the amounts payable to him described above under the terms of his employment agreement:

		Change in Control
		Termination Without Cause
		or Resignation for Good
Name	Compensation and Benefits	Reason

Kenneth D. Denman	Vesting Acceleration	$649,520	(1)
	Base Salary Bonus	$175,000	(2)
	Annual Target Bonus	$75,000	(3)
Frank Verdecanna	Vesting Acceleration	$145,406	(1)
John Charters	Vesting Acceleration	$132,300	(1)
Bruce K. Posey	Vesting Acceleration	$170,271	(1)
Anurag Lal	Vesting Acceleration	$174,767	(1)

(1)	This number reflects the adjusted cash payment, to which the officer is entitled based on his stock option agreements and restricted stock award agreements.

(2)	Mr. Denman would be entitled to receive continued payment of his then base salary for a period of six months after the termination date. Mr. Denman’s base salary for fiscal 2006 was $350,000.

(3)	Mr. Denman would be entitled to 50% of his annual target bonus. Mr. Denman’s annual target bonus for fiscal 2006 was $150,000.

See the table above entitled “Outstanding Equity Awards at December 31, 2006” for total stock options held by our named executive officers as of December 31, 2006.

Compensation Committee Interlocks and Insider Participation

As previous noted, our compensation committee consists of Messrs. Beletic, Bodine and Patterson. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

Certain Relationships and Related Party Transactions

There were no transactions in 2006 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers or, to our knowledge, holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Policies and Procedures For Review of Related Person Transactions

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.

Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those share/stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Senior Vice President,
General Counsel and Secretary

April 30, 2007

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065. Alternatively, our Form 10-K is also available free of charge on our website at www.ipass.com.

☐ Mark this box with an X if you have made changes to your name or address details above.

   Annual Meeting Proxy Card

   A Election of Directors               PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
   1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – 01 – Michael J. McConnell	☐	☐

02 – 02 – Peter G. Bodine	☐	☐

03 – 03 – Arthur C. Patterson	☐	☐
   B Issues
   The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as iPass Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

3. In their discretion, the proxy holders are
authorized to vote upon such other business as
may properly come before the meeting or any
adjournments or postponements thereof to the
extent authorized by Rule 14a-4(c)
promulgated under the Securities Exchange
Act of 1934, as amended.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE
ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES
LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.
C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of these persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

   Proxy - iPASS INC.

ANNUAL MEETING OF STOCKHOLDERS
This proxy is solicited on behalf of the board of directors of iPass Inc.
The undersigned hereby appoints Kenneth D. Denman and Frank Verdecanna, and each of them, as proxies, each with full power of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock, $0.001 par value per share, of iPass Inc., held of record by the undersigned on April 27, 2007, at the Annual Meeting of Stockholders to be held at the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood Shores, CA, on Thursday, June 7, 2007 at 9:00 a.m., Pacific Time, and at any adjournments or postponements thereof.
THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR”
THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.
Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: www.investorvote.com • Follow the steps outlined on the secured website.
• Follow the simple instructions provided
by the recorded message.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:00 p.m., Pacific Time on June 6, 2007.
THANK YOU FOR VOTING